Hawk Associates, Inc.
204 Ocean Drive
Tavernier, FL 33070
Tel: (305) 852-2383
Fax: (305) 852-2378

Frank N. Hawkins, Chief Executive Officer
Julie W. Marshall, President
info@hawkassociates.com

AGREEMENT made as of ~~September 9,~~ October 6, 2004 (the "Effective Date") between Hawk Associates, Inc., a Florida investor relations firm having its place of business at 89240 Overseas Highway, Tavernier, FL 33070 (hereinafter referred to as "Hawk") and Advantage Capital Development Corp. with an address at 2999 Northeast 191st Street, Penthouse II, Aventura, FL 33180 (herein after referred to as the "Company").

WITNESSETH:

WHEREAS, Hawk is engaged in the business of providing investor relations, financial media relations and other appropriate consulting and advisory services; and

WHEREAS, the Company is desirous of entering into an agreement utilizing Hawk services and expertise; and

WHEREAS, the Company desires to accept such a relationship upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed as follows:

1. The Company desires to retain the services of Hawk as an independent contractor to provide investor relations consulting and advisory services in numerous areas and Hawk desires to accept such engagement by Company, pursuant to the terms and conditions of this Agreement. These areas include providing the following services, but are not limited to:

- Development of Investor/Media Relations Wall Street Branding Strategy
- Regular exposure on a Hawk investor-oriented website
- Creation and Regular Updating of Investment Profiles
- Hawk Associates Website Virtual Investor Kit/Virtual Media Kit
- Email Alerts

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- Drafting and Management of Press Releases
- Road Shows/Investor Meetings
- PowerPoint Investor Presentation
- Quarterly Conference Calls (as appropriate)
- Crisis Management Consulting (as appropriate)
- Development and Maintenance of Investor/Media Email and Contact Database
- Annual Reports/Quarterly Reports to Shareholders (as appropriate)
- Expanded Company Backgrounder or Fact Sheets
- Mailings to Targeted Members of the Investment Community and Media (as appropriate)
- Handling of Investor Information Queries

2. In consideration for such services, Company will provide the following compensation to Hawk:

A. Hawk will be granted warrants, subject to the completion of the pending proxy, on 40,000 shares of the Company's common stock that will vest 60 days after the date of this agreement. The warrants will be priced at $.60 and will expire on October 30, 2009.

B. Hawk will be paid a retainer fee of $8,000 per month. In addition, Hawk will be reimbursed for normal out of pocket operating expenses such as phones, faxes, Fedexes, routine printing and routine postage incurred by Hawk on behalf of Company. These expenses will be invoiced at a rate of $400 per month. Billings will be three months in advance. These cash payments will begin with an initial payment of $25,200. This payment represents the three months of the retainer and basic expenses from October 1, 2004 through December 31, 2004. The next invoice will be issued on January 1, 2005 and will cover January and February 2005. All subsequent billings will be two months in advance with travel expenses and other non-routine expenses billed in arrears. Invoices will be paid in full within 15 days.

C. Company shall reimburse Hawk and its representatives for such reasonable out-of-pocket expenses as Hawk may incur in connection with the rendition of the services. Such items shall include, but not be limited to, all travel related expenses for Hawk to visit the Company facilities as well as business and entertainment expenses incurred with financial analysts, fund managers, brokers, potential investors, members of the media and/or financing candidates.

D. Third party vendor expenses such as design fees, printing costs and related materials, database acquisitions, PR Newswire fees, conference calls and special promotions will be billed directly to Company by the vendors. Hawk will not benefit financially from a markup of these services.

3. The initial term ("Term") of this Agreement shall be for a period of six months commencing on October 1, 2004 and ending on March 31, 2005. Effective March 31, 2005, this contract will automatically renew for a period of 30 days every successive 30 days. Effective February 28, 2004, either party will have the right to terminate this agreement with 30 days notice.

4. Any controversy between the parties hereto involving the construction or application of any payments owed to Hawk as part of this Agreement, or any claims arising out of or relating to this Agreement or the breach hereof or thereof, will be submitted to and settled by final and binding arbitration in Islamorada, FL, in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of any arbitration under this Agreement the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The "prevailing party" means the party determined by the arbitrator to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

5. All proprietary information furnished to Hawk by Company shall be deemed to be confidential and shall be kept in strict confidence under appropriate safeguards. Company agrees that the Hawk website and profiles are protected by applicable copyright laws and will not be copied or otherwise used by Company without the written permission of Hawk.

6. This consulting agreement, acceptable to both parties and representing the full and final execution of this document, contains the full agreement of the parties hereto concerning the subject matter hereof and shall not be modified, altered, changed or terminated except pursuant to a writing signed by all of the parties.

7. This agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns of the parties below.

8. The validity of this agreement shall be determined in accordance with the internal laws of the State of Florida.

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9. Any and all notices, requests, demands or other communications hereunder shall be in writing, and deemed given and received if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested to each of the parties hereto at the addresses hereinabove first written or such other addresses as may from time to time be designated by any of them in writing.

IN WITNESS WHEREOF, the Company and Hawk have executed and delivered this agreement as of the day and year first above written.

By: ____________________
Frank N. Hawkins, Jr.
CEO
Hawk Associates, Inc.

Dated: October 6, 2004

THE UNDERSIGNED HAVE READ AND HEREBY CONSENT AND AGREE TO THE TERMS OF THE FOREGOING AGREEMENT:

By: ____________________
Jeffrey Ira Sternberg
President
Advantage Capital Development Corp.

cc: Julie W. Marshall, President, Hawk Associates, Inc.

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